Exhibit (e)(1)(k)
SCHEDULE A
PACIFIC LIFE FUNDS DISTRIBUTION AGREEMENT
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Value Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Growth Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Large-Cap Value Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
Effective: July 1, 2007
AGREED TO & ACCEPTED BY:
PACIFIC LIFE FUNDS

By: Name:	/s/ Howard T. Hirakawa Howard Hirakawa
Title:	Vice President
PACIFIC SELECT DISTRIBUTORS, INC.

By: Name:	/s/ Gerald W. Robinson Gerald W. Robinson	By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Chairman and CEO	Title:	Secretary